Exhibit (g)

FORM OF

DOMESTIC CUSTODY AGREEMENT

BETWEEN

PROSHARES TRUST

AND

JPMORGAN CHASE BANK, N.A.

___________________, 2006

DOMESTIC CUSTODY AGREEMENT

This Agreement, dated ____________________, 2006, is between JPMORGAN CHASE BANK, N.A. (“Bank”), with a place of business at 4 MetroTech Center, Brooklyn New York 11245; and PROSHARES TRUST (“Customer”) a Delaware business trust and a company registered under the Investment Company Act of 1940, as amended, with a place of business at 7501 Wisconsin Avenue, Suite 1000, Bethesda, Maryland 20814, severally and for and on behalf of certain of its respective portfolios listed on Exhibit 1 hereto (each a “Fund”).

1. INTENTION OF THE PARTIES; DEFINITIONS

1.1	Intention of the Parties.

(a) This Agreement sets out the terms governing custodial, settlement and certain other associated services offered by Bank to Customer. Bank will be responsible for the performance of only those Securities custody duties that are set forth in this Agreement or expressly contained in Instructions that are consistent with the provisions of this Agreement. Customer acknowledges that Bank is not providing any legal, tax or investment advice in connection with the services hereunder.

(b) It is the intention of the parties that the services offered by Bank under this Agreement with respect to the custody of Securities and related settlement services will be limited to Securities that are issued in the United States (“U.S.”) by an issuer that is organized under the laws of the U.S. or any state thereof, or that are both traded in the U.S. and that are eligible for deposit in a U.S. Securities Depository.

1.2	Definitions.

(a) As used herein, the following terms have the meaning hereinafter stated.

“Account” has the meaning set forth in Section 2.1 of this Agreement.

“Affiliate” means an entity controlling, controlled by, or under common control with, Bank.

“Applicable Law” means any statute, whether national, state or local, applicable in the United States or any other country, the rules of the treaty establishing the European Community, any other law, rule, regulation or interpretation of any governmental entity, any applicable common law, and any decree, injunction, judgment, order, ruling, or writ of any governmental entity.

“Authorized Person” means any person who has been designated by written notice from Customer (or by any agent designated by Customer, including, without limitation, an investment manager) to act on behalf of Customer hereunder. Such persons will continue to be Authorized Persons until such time as Bank receives Instructions from Customer (or its agent) that any such person is no longer an Authorized Person.

“Bank Indemnitees” means Bank, and its nominees, directors, officers, employees and agents.

“Cash Account” has the meaning set forth in Section 2.1(a)(ii) of this Agreement.

“Corporate Action” means any subscription right, bonus issue, stock repurchase plan, redemption, exchange, tender offer, or similar matter with respect to a Financial Asset in the Securities Account that require discretionary action by the holder, but does not include proxy solicitations.

“Entitlement Holder” means the person named on the records of a Securities Intermediary as the person having a Securities Entitlement against the Securities Intermediary.

“Financial Asset” means a Security and refers, as the context requires, either to the asset itself or to the means by which a person’s claim to it is evidenced, including a Security, a security certificate, or a Securities Entitlement. “Financial Asset” does not include cash.

“Instructions” means instructions which: (i) contain all necessary information required by Bank to enable Bank to carry out the Instructions; (ii) are received by Bank in writing or via Bank’s electronic instruction system, SWIFT, telephone, tested telex, facsimile or such other methods as are for the time being agreed by Customer (or an Authorized Person) and Bank; and (iii) Bank reasonably believes have been given by an Authorized Person or are transmitted with proper testing or authentication pursuant to terms and conditions which Bank may specify.

“Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, or expenses of any kind whatsoever (including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements).

“Securities” means stocks, bonds, rights, warrants and other negotiable and non-negotiable instruments, whether issued in certificated or uncertificated form, that are commonly traded or dealt in on securities exchanges or financial markets. “Securities” also means other obligations of an issuer, or shares, participations and interests in an issuer recognized in the country in which it is issued or dealt in as a medium for investment and any other property as may be acceptable to Bank for the Securities Account.

“Securities Account” means each Securities custody account on Bank’s records to which Financial Assets are or may be credited pursuant hereto.

“Securities Depository” has the meaning set forth in Section 5.1 of this Agreement.

“Securities Entitlement” means the rights and property interest of an Entitlement Holder with respect to a Financial Asset as set forth in Part 5 of Article 8 of the Uniform Commercial Code of the State of New York, as the same may be amended from time to time.

“Securities Intermediary” means Bank, a Securities Depository, and any other financial institution which in the ordinary course of business maintains Securities custody accounts for others and acts in that capacity.

(b) All terms in the singular will have the same meaning in the plural unless the context otherwise provides and visa versa.

2. WHAT BANK IS REQUIRED TO DO

2.1	Set Up Accounts.

(a) Bank will establish and maintain the following accounts (“Accounts”):

(i)	a Securities Account in the name of Customer on behalf of each Fund for Financial Assets, which may be received by or on behalf of Bank for the account of Customer, including as an Entitlement Holder; and

(ii)	an account in the name of Customer (“Cash Account”) for any and all cash received by or on behalf of Bank for the account of Customer.

(b) At the request of Customer, additional Accounts may be opened in the future, which will be subject to the terms of this Agreement:

(i)	in accordance with the provisions of an agreement among Customer and a broker-dealer (registered under the Securities Exchange Act of 1934 (“Exchange Act”) and a member of the National Association of Securities Dealer, Inc. (“NASD”), or any futures commission merchant registered under the Commodity Exchange Act, relating to compliance with the rules of the Options Clearing Corporation and of any registered national securities exchange (or the Commodity Futures Trading Commission or any registered contract market), or of any similar organization, regarding escrow or other arrangements in connection with transactions by us;

(ii)	for the purpose of segregating cash or Financial Assets on the books and records of Bank at the Instruction of Customer, to the extent necessary; and

(iii)	for any other corporate purposes as per the Instruction of an Authorized Person.

2.2	Cash Account.

Except as otherwise provided in Instructions acceptable to Bank, all cash held in the Cash Account by Bank will be deposited during the period it is credited to the Accounts in one or more deposit accounts at Bank in which cash shall not be subject to withdrawal by check or draft. Funds credited to the Cash Account will be transferred by Bank by means of Instruction (“payment order”) to a Bank administrator assigned to Customer. Payment orders and Instructions seeking to cancel payment orders or to amend payment orders which are issued by telephone, telecopier or in writing shall be subject to a mutually agreed security procedure and Bank may execute or pay payment orders issued in Customer’s name when verified by an Authorized Person in accordance with such procedure.

2.3	Segregation of Assets; Nominee Name.

(a) Bank will identify in its records that Financial Assets credited to Customer’s Securities Account belong to Customer on behalf of the relevant Fund (except as otherwise may be agreed by Bank and Customer).

(b) Bank is authorized, in its discretion:

(i)	to hold in bearer form, such Financial Assets as are customarily held in bearer form or are delivered to Bank in bearer form;

(ii)	to hold Financial Assets in or deposit Financial Assets with any Securities Depository, settlement system or dematerialized book entry or similar systems; and

(iii)	to register in the name of Customer, Bank, a Securities Depository, or their respective nominees, such Financial Assets as are customarily held in registered form.

(c) Bank is authorized, when directed to do so by Customer, to hold Financial Assets at third parties and to register Financial Assets in broker “street name” or in the name of other third parties (or their nominees). Notwithstanding Section 7.1, Bank shall have no liability for any loss of Financial Assets or other damages resulting from holding or registering Financial Assets as so directed by Customer.

Customer authorizes Bank to hold Financial Assets in omnibus accounts and will accept delivery of Financial Assets of the same class and denomination as those with Bank.

2.4	Settlement of Trades.

When Bank receives an Instruction directing settlement of a transaction in Financial Assets that includes all information required by Bank, Bank will use reasonable care to effect such settlement as instructed and as described in Section 4 of the Service Level Document. Settlement

of transactions in Financial Assets will be conducted in a manner consistent with prevailing standards of the market in which the transaction occurs. Without limiting the generality of the foregoing, the risk of loss will be Customer’s whenever Bank delivers Financial Assets or payment in accordance with applicable market practice in advance of receipt or settlement of the expected consideration. In the case of the failure of Customer’s counterparty (or other appropriate party) to deliver the expected consideration as agreed, Bank will contact the counterparty to seek settlement and if settlement is not received, notify Customer, but Bank will not be obligated to institute legal proceedings, file a proof of claim in any insolvency proceeding, or take any similar action.

2.5	Contractual Settlement Date Accounting.

(a) Should Customer request to have Bank’s Contractual Settlement Date Accounting Service, Bank will effect book entries on a “contractual settlement date accounting” basis as described below with respect to the settlement of trades in those markets where Bank generally offers contractual settlement date accounting and will notify Customer of those markets from time to time.

(i)	Sales: On the settlement date for a sale, Bank will credit the Cash Account with the proceeds of the sale and transfer the relevant Financial Assets to an account at Bank pending settlement of the trade where not already delivered.

(ii)	Purchases: On the settlement date for the purchase (or earlier, if market practice requires delivery of the purchase price before the settlement date), Bank will debit the Cash Account for the settlement amount and credit a separate account at Bank. Bank then will post the Securities Account as awaiting receipt of the expected Financial Assets. Customer will not be entitled to the Financial Assets that are awaiting receipt until Bank actually receives them.

Bank reserves the right to restrict in good faith the availability of contractual settlement date accounting for credit or operational reasons. Bank, whenever reasonably possible, will notify Customer prior to imposing such restrictions.

(b) Bank may (in its discretion) upon prior oral or written notification to Customer reverse any debit or credit made pursuant to Section 2.5(a) prior to a transaction’s actual settlement, and Customer will be responsible for any costs or liabilities resulting from such reversal. Customer acknowledges that the procedures described in this sub-section are of an administrative nature, and Bank does not undertake to make loans and/or Financial Assets available to Customer.

2.6	Actual Settlement Date Accounting.

With respect to any sale or purchase transaction that is not posted to the Account on the contractual settlement date as referred to in Section 2.5, Bank will post the transaction on the date on which the cash or Financial Assets received as consideration for the transaction is actually received by Bank.

2.7	Income Collection (Autocredit®).

(a) Bank will credit the Cash Account with income and redemption proceeds on Financial Assets in accordance with the schedule of times for each Security type notified by Bank from time to time on or after the anticipated payment date, net of any taxes that are withheld by Bank or any third party. Where no time is specified for a particular market, income and redemption proceeds from Financial Assets will be credited only after actual receipt and reconciliation. Bank may reverse such credits upon oral or written notification to Customer that Bank believes that the corresponding payment will not be received by Bank within a reasonable period or such credit was incorrect.

(b) Bank will make good faith efforts in its discretion to contact appropriate parties to collect unpaid interest, dividends or redemption proceeds. Bank will notify Customer if Bank is unable to collect such unpaid amounts. Bank will not be obliged to file any formal notice of default, institute legal proceedings, file a proof of claim in any insolvency proceeding, or take any similar action.

2.8	Certain Ministerial Acts.

(a) Until Bank receives Instructions to the contrary, Bank will:

(i)	present all Financial Assets for which Bank has received notice of a call for redemption or that have otherwise matured, and all income and interest coupons and other income items that call for payment upon presentation;

(ii)	execute in the name of Customer such certificates as may be required to obtain payment in respect of Financial Assets; and

(iii)	exchange interim or temporary documents of title held in the Securities Account for definitive documents of title.

(b) Bank may provide information concerning the Accounts to Securities Depositories, counterparties, issuers of Financial Assets, governmental entities, securities exchanges, self-regulatory entities, and similar entities to the extent required by Applicable Law or as may be required in the ordinary course by market practice or otherwise in order to provide the services contemplated by this Agreement.

2.9	Corporate Actions.

(a) Bank will promptly notify Customer of any Corporate Action of which information is either (i) received by it to the extent that Bank’s central corporate actions department has actual knowledge of the Corporate Action in time to notify its customers in a timely manner; or (ii) published via a formal notice in publications and reporting services routinely used by Bank for this purpose in time for Bank to notify its customers in a timely manner. Bank also will use its reasonable efforts to notify Customer of any class action litigation for which information is actually received by Bank’s central corporate actions department but shall not be liable for any Liabilities arising out of Bank’s failure to identify Customer’s interest in any class action litigation. Bank does not commit, however, to provide information concerning Corporate Actions or class action litigation relating to Financial Assets being held at Customer’s request in a name not subject to the control of Bank.

(b) If an Authorized Person fails to provide Bank with timely Instructions with respect to any Corporate Action or class action, neither Bank nor its nominees will take any action in relation to that Corporate Action or class action, except as otherwise agreed in writing by Bank and Customer or as may be set forth by Bank as a default action in the notification it provides under Section 2.9(a) with respect to that Corporate Action or class action.

(c) Bank may sell or otherwise dispose of fractional interests in Financial Assets arising out of a Corporate Action or class action and, to the extent necessary to protect Customer’s interest in that Corporate Action or class action, credit the Cash Account with the proceeds of the sale or disposition. If some, but not all, of an outstanding class of Financial Asset is called for redemption, Bank may allot the amount redeemed among the respective beneficial holders of such class of Financial Asset in any manner Bank deems to be fair and equitable.

(d) Notices of Corporate Actions and class actions dispatched to Customer may have been obtained from sources which Bank does not control and may have been translated or summarized. Although Bank believes such sources to be reliable, Bank has no duty to verify the information contained in such notices nor the faithfulness of any translation or summary and therefore does not guarantee its accuracy, completeness or timeliness, and shall not be liable to Customer for any loss that may result from relying on such notice.

2.10	Proxies.

(a) Subject to and upon the terms of this sub-section, Bank will provide Customer with information which it receives on matters to be voted upon at meetings of holders of Financial Assets (“Notifications”), and Bank will act in accordance with Customer’s Instructions in relation to such Notifications. If information is received by Bank at its proxy voting department too late to permit timely voting by Customer, Bank’s only obligation will be to provide to Customer, so far as reasonably practicable, a Notification (or summary information concerning a Notification) on an “information only” basis.

(b) Bank will act upon Instructions to vote on matters referred to in a Notification, provided Instructions are received by Bank at its proxy voting department by the deadline referred to in the relevant Notification. If Instructions to vote are not received from Customer in a timely manner, Bank will not be obligated to vote on the matter. It is Customer’s obligation to monitor the agreed means of providing Notifications to determine if new Notifications have been received.

(c) Customer acknowledges that the provision of proxy voting services may be precluded or restricted under a variety of circumstances. These circumstances include, but are not limited to:

(i)	the Financial Assets being on loan or out for registration,

(ii)	the pendency of conversion or another Corporate Action;

(iii)	Financial Assets being held at Customer’s request in a name not subject to the control of Bank;

(iv)	Financial Assets being held in a margin or collateral account at Bank or another bank or broker, or otherwise in a manner which affects voting; and

(v)	local market regulations or practices, or restrictions by the issuer.

(d) Notwithstanding the fact that Bank may act in a fiduciary capacity with respect to Customer under other agreements, in performing proxy voting services Bank will be acting solely as the agent of Customer, and will not exercise any discretion with regard to such proxy voting services or vote any proxy except when directed by an Authorized Person.

2.11	Statements and Information Available On-Line.

(a) Bank will send, or make available on-line, to Customer, at times mutually agreed upon, a formal statement of account in Bank’s standard format for each Account maintained by Customer with Bank, identifying the Financial Assets and cash held in each Account (each such statement a “Statement of Account”). Additionally, Bank will send (or make available on-line) to Customer an advice or notification of any transfers of cash or Financial Assets with respect to each Account. Bank will not be liable with respect to any matter set forth in those portions of any Statement of Account or any such advice or notification (or reasonably implied therefrom) to which Customer has not given Bank a written exception or objection within sixty (60) days of receipt of the Statement of Account, provided such matter is not the result of Bank’s willful misconduct or bad faith. References in this Agreement to Statements of Account include Statements of Account in electronic form.

(b) Prices and other information obtained from third parties which may be contained in any Statement of Account or other statement sent to Customer have been obtained from sources Bank believes to be reliable. Bank does not, however, make any representation as to the accuracy of such information or that the prices specified necessarily reflect the proceeds that would be received on a disposal of the relevant Financial Assets.

(c) Customer acknowledges that, except for Statements of Account or as otherwise expressly agreed by Bank, records and reports available to it on-line may not be accurate due to mis-postings, delays in updating Account records, and other causes. Bank will not be liable for any loss or damage arising out of the inaccuracy of any such records or reports accessed on-line.

2.12	Access to Bank’s Records.

(a) Bank will allow Authorized Persons of Customer’s independent public accountants such reasonable access to the records of Bank relating to Financial Assets as is required in connection with their examination of books and records pertaining to Customer’s affairs. Bank shall preserve such records for the applicable periods as prescribed by the second paragraph of Rule 31a-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), where a bank is acting as custodian for an investment company.

(b) Upon the request of Customer, Bank shall provide the latest copy of the audit report of its independent accounts of the Bank’s systems of internal accounting controls pursuant to requirements of the Statement of Auditing Standards No. 70 (the “SAS 70 Report”) as issued by the American Institute of Certified Public Accountants, as it may be amended from time to time.

2.13	Tax Relief Services.

Bank will provide tax relief services as provided in Section 8.2 hereof.

3. INSTRUCTIONS

3.1	Acting on Instructions; Unclear Instructions.

(a) Customer authorizes Bank to accept and act upon any Instructions received by it without inquiry. Customer will indemnify Bank Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against Bank Indemnitees as a result of any action or omission taken in accordance with any Instructions or other directions upon which Bank is authorized to rely under the terms of this Agreement.

(b) Unless otherwise expressly provided, all Instructions will continue in full force and effect until canceled or superseded.

(c) Bank may (in its sole discretion and without affecting any part of this Section 3.1) seek clarification or confirmation of an Instruction from an Authorized Person and may decline to act upon an Instruction if it does not receive clarification or confirmation satisfactory to it. Bank will not be liable for any loss arising from any delay while it seeks such clarification or confirmation.

(d) In executing or paying a payment order Bank may rely upon the identifying number (e.g. Fedwire routing number or account) of any party as instructed in the payment order. Customer assumes full responsibility for any inconsistency between the name and identifying number of any party contained in payment orders issued to Bank in Customer’s name.

3.2	Confirmation of Oral Instructions/Security Devices.

Any Instructions delivered to Bank by telephone will promptly thereafter be confirmed in writing, including through an electronic mail message, by an Authorized Person. Each confirmation is to be clearly marked “Confirmation”. Bank will not be liable for having followed such Instructions notwithstanding the failure of an Authorized Person to send such confirmation in writing or the failure of such confirmation to conform to the telephone Instructions received. Bank shall notify Customer as soon as reasonably practicable if Bank does not receive a written confirmation or if such written confirmation fails to conform to the telephone Instructions received. Either party may record any of their telephonic communications. Customer will comply with any security procedures reasonably required by Bank from time to time with respect to verification of Instructions. Customer will be responsible for safeguarding any test keys, identification codes or other security devices that Bank will make available to Customer or any Authorized Person.

3.3	Instructions; Contrary to Law/Market Practice.

Bank need not act upon Instructions which it reasonably believes to be contrary to law, regulation or market practice and Bank will be under no duty to investigate whether any Instructions comply with Applicable Law or market practice. Bank will notify Customer as soon as reasonably practicable if it does not act upon an Instruction in reliance upon this Section.

3.4	Cut-off Times.

Bank has established cut-off times for receipt of some categories of Instruction, which will be made available to Customer. If Bank receives an Instruction after its established cut-off time, Bank will attempt to act upon the Instruction on the day requested if Bank deems it practicable to do so or otherwise as soon as practicable on the next business day.

4. FEES, EXPENSES AND OTHER AMOUNTS OWING TO BANK

4.1	Fees and Expenses.

Customer will pay to Bank for its services hereunder the fees set forth in Schedule A hereto or such other amounts as may be agreed upon in writing from time to time, together with Bank’s expenses as set forth in Schedule A. Customer shall pay such fees and expenses upon receipt of Bank’s invoice therefor. Without prejudice to Bank’s other rights, Bank reserves the right to charge interest on overdue amounts after thirty (30) days from the due date until actual payment at such rate as Bank may reasonably determine.

4.2	Overdrafts.

Customer will have sufficient immediately available funds each day in the Cash Account (without regard to any Cash Account investments) to pay for the settlement of all Financial Assets delivered against payment to Customer and credited to the Securities Account. If a debit to the Cash Account results (or will result) in a debit balance, then Bank may, in its discretion, (i) advance an amount equal to the overdraft (an “Advance”), (ii) refuse to settle in whole or in part the transaction causing such debit balance, or (iii) if any such transaction is posted to the Securities Account, reverse any such posting. If Bank elects to make an Advance, Bank shall notify Customer by the next business day of such Advance and the Advance will be deemed a loan to Customer, payable on demand, bearing interest at the rate agreed by Customer and Bank for the Accounts from time to time, or, in the absence of such an agreement, at the rate charged by Bank from time to time, for advances incurred by customers similar to Customer, from the date of such advance to the date of payment (both after as well as before judgment) and otherwise on the terms on which Bank makes similar advances available from time to time. No prior action or course of dealing on Bank’s part with respect to the settlement of transactions on Customer’s behalf will be asserted by Customer against Bank for Bank’s refusal to make Advances to the Cash Account or to settle any transaction for which Customer does not have sufficient available funds in the Cash Account.

4.3	Bank’s Right Over Securities; Set-off.

(a) Customer grants Bank a security interest in and a lien on the Financial Assets held in the Securities Account established for a Fund as security for any and all amounts which are now or become owing to Bank with respect to such Fund under any provision of this Agreement, whether or not matured or contingent (“Indebtedness”). Indebtedness of the Customer to Bank under the Agreement shall include unpaid fees and expenses (under Section 4.1), unpaid Advances on Securities settlements (under Section 4.2), indemnity obligations (under Section 7.1(c)) and tax obligations (under Section 8.1(d)). Bank shall not have a security interest in and lien on the Financial Assets in any special custody account established under separate agreement with the Fund and a third party and under which Bank has expressly waived such security interest and lien.

(b) Without prejudice to Bank’s rights under Applicable Law, Bank may set off against any Indebtedness any amount standing to the credit of any of the Fund’s accounts (whether deposit or otherwise) with any Bank branch or office or with any Affiliate of Bank of which the Fund is the beneficial owner. For this purpose, Bank shall be entitled to accelerate the maturity of any fixed term deposits. Bank will notify Customer in advance of any such charge unless Bank reasonably believes that it might prejudice its interests to do so and, in such event, Bank will notify Customer promptly afterwards.

5. SECURITIES DEPOSITORIES AND OTHER AGENTS

5.1	Use of Securities Depositories.

(a) Bank may deposit Financial Assets with, and hold Financial Assets in, any Securities Depository, settlement system, dematerialized book entry system or similar system (together a

“Securities Depository”) on such terms as such systems customarily operate and Customer will provide Bank with such documentation or acknowledgements that Bank may require to hold the Financial Assets in such systems. Bank shall deposit and/or maintain Financial Assets in a Securities Depository provided that such Financial Assets are represented in an account of Bank in the Securities Depository that includes only assets held by Bank as a fiduciary, custodian or otherwise for customers. The books and records of Bank shall at all times identify those Financial Assets belonging to any one or more Funds which are maintained in a Securities Depository.

(b) Bank shall pay for Financial Assets purchased for the Account of a Fund upon receipt of advice from the Securities Depository that such Financial Assets have been credited to the account of Bank in accordance with the rules of the Securities Depository, and the making of an entry on the records of Bank to reflect such payment and transfer for the Account of such Fund. Bank shall transfer Financial Assets sold for the Account of a Fund only upon receipt of advice from the Securities Depository that payment for such Financial Assets has been credited to the account of Bank in accordance with the rules of the Securities Depository, and the making of an entry on the records of Bank to reflect such transfer and payment for the Account of such Fund.

(c) Bank will not be liable for any act or omission by (or the insolvency of) any Securities Depository. In the event Customer incurs a loss due to the negligence, willful misconduct, or insolvency of a Securities Depository, Bank will make reasonable efforts, in its discretion, to seek recovery from the Securities Depository, but Bank will not be obligated to institute legal proceedings, file a proof of claim in any insolvency proceeding, or take any similar action.

5.2	Use of Agents.

(a) Bank may provide certain ancillary services under this Agreement through third parties, which may be Affiliates. Bank will not be responsible for any loss as a result of a failure by any broker or any other third party that it selects and retains using reasonable care to provide ancillary services that it may not customarily provide itself, including, without limitation, delivery services and providers of information regarding matters such as pricing, proxy voting, and Corporate Actions and class action litigation. Nevertheless, Bank will be liable for the performance of any such broker or other third party selected by Bank that is an Affiliate to the same extent as Bank would have been liable if it performed such services itself.

(b) In the case of the sale under Section 2.9(c) of a fractional interest (or in other cases where Customer has requested Bank to arrange for execution of a trade) Bank will place trades with a broker which is an Affiliate to the extent that Bank has established a program for such trading with such Affiliate. An affiliated broker may charge its customary commission (or retain its customary spread) with respect to any such transaction.

6. ADDITIONAL PROVISIONS RELATING TO CUSTOMER

6.1	Representations of Customer and Bank.

(a) Customer represents and warrants that (i) it has full authority and power, and has obtained all necessary authorizations and consents, to deposit and control the Financial Assets and cash in the Accounts, to use Bank as its custodian in accordance with the terms of this Agreement, to borrow money or otherwise incur indebtedness as contemplated by this Agreement, to pledge Financial Assets as contemplated by Section 4.3; (ii) assuming execution and delivery of this Agreement by Bank, this Agreement is Customer’s legal, valid and binding obligation, enforceable in accordance with its terms and it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement; (iii) it has not relied on any oral or written representation made by Bank or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of Bank; and (iv) it is a resident of the United States and shall notify Bank of any changes in residency. Bank may rely upon the above or the certification of such other facts as may be required to administer Bank’s obligations hereunder. Customer shall indemnify Bank against all losses, liability, claims, or demands arising directly or indirectly from any such certifications.

(b) Bank represents and warrants that (i) assuming execution and delivery of this Agreement by Customer, this Agreement is Bank’s legal, valid and binding obligation, enforceable in accordance with its terms; (ii) Bank is not affiliated with the American Stock Exchange, any other listing exchange or any underlying index provider for any Fund; and (iii) assuming execution and delivery of this Agreement by Customer, this Agreement is Bank’s legal, valid and binding obligation, enforceable in accordance with its terms and it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement. Customer may rely upon the above or the certification of such other facts as may be required for Customer to administer its obligations hereunder.

6.2	Customer to Provide Certain Information to Bank.

Upon request, Customer will promptly provide to Bank such information about itself and its financial status as Bank may reasonably request, including Customer’s organizational documents and its current audited and unaudited financial statements.

6.3	Customer is Liable to Bank Even if it is Acting for Another Person.

If Customer is acting as an agent for a disclosed or undisclosed principal in respect of any transaction, cash, or Financial Asset, Bank nevertheless will treat Customer as its principal for all purposes under this Agreement. In this regard, Customer will be liable to Bank as a principal in respect of any transactions relating to the Account. The foregoing will not affect any rights Bank might have against Customer’s principal.

6.4	Several Obligations of the Funds.

This Agreement is executed on behalf of the Board of Trustees of Customer as Trustees and not individually and the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders personally but are binding only upon the assets and property of the Funds. With respect to the obligations of each Fund arising hereunder, Bank shall look for payment or satisfaction of any such obligation solely to the assets of the Fund to which such obligation relates as though Bank had separately contracted by separate written instrument with respect to each Fund, and in no event shall Bank have recourse, by set-off or otherwise, to or against any assets of any other Fund.

7. WHEN BANK IS LIABLE TO CUSTOMER

7.1	Standard of Care; Liability.

(a) Bank will use reasonable care in performing its obligations under this Agreement.

(b) Bank will be liable for Customer’s direct damages (i) to the extent they result from Bank’s negligence, willful misconduct or bad faith in performing or failing to perform its duties as set out in this Agreement and (ii) to the extent provided in Section 5.2(a). Nevertheless, under no circumstances will Bank be liable for any indirect, incidental, consequential or special damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to the Accounts, Bank’s performance hereunder, or Bank’s role as custodian.

(c) Customer will indemnify Bank Indemnitees against, and hold them harmless from, any Liabilities that may be imposed on, incurred by or asserted against any of Bank Indemnitees in connection with or arising out of (i) Bank’s performance under this Agreement, provided Bank Indemnitees have not acted with negligence or engaged in fraud or willful misconduct in connection with the Liabilities in question or (ii) any Bank Indemnitee’s status as a holder of record of Customer’s Financial Assets. Nevertheless, Customer will not be obligated to indemnify any Bank Indemnitee under the preceding sentence with respect to any Liability for which Bank is liable under Section 5.2 of this Agreement.

(d) Without limiting Subsections 7.1(a), (b) or (c), Bank will have no duty or responsibility to: (i) question Instructions or make any suggestions to Customer or an Authorized Person regarding such Instructions; (ii) supervise or make recommendations with respect to investments or the retention of Financial Assets; (iii) advise Customer or an Authorized Person regarding any default in the payment of principal or income of any security other than as provided in Section 2.7(b) of this Agreement; (iv) evaluate or report to Customer or an Authorized Person regarding the financial condition of any broker, agent or other party to which Bank is instructed to deliver Financial Assets or cash; or (v) review or reconcile trade confirmations received from brokers (and Customer or its Authorized Persons issuing Instructions will bear any responsibility to review such confirmations against Instructions issued to and Statements of Account issued by Bank).

7.2	Force Majeure.

Bank will maintain and update from time to time business continuation and disaster recovery procedures with respect to its custody business that it determines from time to time meet reasonable commercial standards. Bank will have no liability, however, for any damage, loss, expense or liability of any nature that Customer may suffer or incur, caused by an act of God, fire, flood, civil or labor disturbance, war, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud or forgery (except by Bank Indemnitees), malfunction of equipment or software (except where such malfunction is primarily attributable to Bank’s negligence or willful misconduct in selecting, operating or maintaining the equipment or software), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, or any cause beyond the reasonable control of Bank (including without limitation, the non-availability of appropriate foreign exchange), provided that Bank has notified Customer promptly when it becomes aware of a specific occurrence or event and, subject to the circumstances, has used its reasonable best efforts to resolve the adverse effects of the specific occurrence or event.

7.3	Bank May Consult With Counsel.

Bank will be entitled to rely on, and may act upon the advice of professional advisers in relation to matters of law, regulation or market practice (which may be the professional advisers of Customer), and will not be liable to Customer for any action taken or omitted pursuant to such advice. In the event that Bank shall have need to seek advice of counsel, Bank will notify Customer where such advice may adversely affect Customer and, where possible, prior to taking any action on such advice.

7.4	Bank Provides Diverse Financial Services and May Generate Profits as a Result.

Customer acknowledges that Bank or its Affiliates may have a material interest in transactions entered into by Customer with respect to the Accounts or that circumstances are such that Bank may have a potential conflict of duty or interest. For example, Bank or its Affiliates may act as a market maker in the Financial Assets to which Instructions relate, provide brokerage services to other customers, act as financial adviser to the issuer of such Financial Assets, act in the same transaction as agent for more than one customer, have a material interest in the issue of the Financial Assets; or earn profits from any of these activities. Customer further acknowledges that Bank or its Affiliates may be in possession of information tending to show that the Instructions received may not be in the best interests of Customer but that Bank is not under any duty to disclose any such information.

8. TAXATION

8.1	Tax Obligations.

(a) Customer confirms that Bank is authorized to deduct from any cash received or credited to the Cash Account any taxes or levies required by any revenue or governmental authority for whatever reason in respect of Customer’s Accounts.

(b) Customer will provide to Bank such certifications, documentation, and information as it may require in connection with taxation, and warrants that, when given, this information is true and correct in every respect, not misleading in any way, and contains all material information. Customer undertakes to notify Bank immediately if any information requires updating or correcting. Bank shall not be liable for any taxes, penalties, interest or additions to tax, payable or paid that result from (i) the inaccurate completion of documents by Customer or any third party; (ii) the provision to Bank or a third party of inaccurate or misleading information by Customer or any third party; (iii) the withholding of material information by Customer or any third party; or (iv) any delay by any revenue authority or any other cause beyond Bank’s control.

(c) If Bank does not receive appropriate certifications, documentation and information then, as and when appropriate and required, additional tax shall be deducted from all income received in respect of the Financial Assets issued (including, but not limited to, United States non-resident alien tax and/or backup withholding tax which shall be deducted from United States source income).

(d) Customer will be responsible in all events for the timely payment of all taxes relating to the Financial Assets in the Securities Account. Customer will indemnify and hold Bank harmless from and against any and all liabilities, penalties, interest or additions to tax with respect to or resulting from, any delay in, or failure by, Bank (i) to pay, withhold or report any U.S. federal, state or local taxes or foreign taxes imposed on, or (ii) to report interest, dividend or other income paid or credited to the Cash Account, regardless of the reason for such delay or failure; provided however, that Customer will not be liable to Bank for any penalty or additions to tax due as a result of Bank’s negligent acts or omissions with respect to paying or withholding tax or reporting interest, dividend or other income paid or credited to the Cash Account.

8.2	Tax Relief Services with respect to American Depository Receipts.

(a) Subject to the provisions of this Section, Bank will apply for a reduction of withholding tax and any refund of any tax paid or tax credits in respect of income payments on Financial Assets comprising American depository receipts credited to the Securities Account that Bank believes may be available. To defray expenses pertaining to nominal tax claims, Bank may from time-to-time set minimum thresholds as to a de minimus value of tax relief claims or reduction of withholding which it will pursue in respect of income payments under this Section 8.2.

(b) The provision of a tax relief service by Bank is conditional upon Bank receiving from Customer (i) a declaration of its identity and place of residence and (ii) certain other documentation (pro forma copies of which are available from Bank), prior to the receipt of Financial Assets comprising American depository receipts in the Account or the payment of income.

(c) Bank will perform tax relief services only with respect to taxation levied by the revenue authorities of the countries advised to Customer from time to time and Bank may, by notification in writing, in its absolute discretion, supplement or amend the countries in which the tax relief services are offered. Other than as expressly provided in this Section 8.2, Bank will have no responsibility with regard to Customer’s tax position or status in any jurisdiction.

(d) Customer confirms that Bank is authorized to disclose any information requested by any revenue authority or any governmental entity in relation to the processing of any tax relief reclaim.

9. TERMINATION

Either party may terminate this Agreement on sixty (60) days’ written notice to the other party or by mutual agreement of the parties. If Customer gives notice of termination, it must provide full details of the persons to whom Bank must deliver Financial Assets and cash. If Bank gives notice of termination, then Customer must, within sixty (60) days of receipt of such notice, notify Bank of details of its new custodian, failing which Bank may elect (at any time after the sixty day notice period following receipt of such notice) either to retain the Financial Assets and cash until such details are given, continuing to charge fees due (in which case Bank’s sole obligation will be for the safekeeping of the Financial Assets and cash), or deliver the Financial Assets and cash to Customer. Bank will in any event be entitled to deduct cash in satisfaction of any amounts owing to it by Customer prior to delivery of the Financial Assets and cash (and, accordingly, Bank will be entitled, following written notice to Customer, to sell Financial Assets and apply the sale proceeds in satisfaction of amounts owing to it). Customer will reimburse Bank promptly for all out-of-pocket expenses it incurs in delivering Financial Assets upon termination, except where Bank has terminated this Agreement without cause. Termination will not affect any of the liabilities either party owes to the other arising under this Agreement prior to such termination. Anything herein to the contrary notwithstanding, if either the Fund Services Agreement or the Agency Services Agreement is terminated then this Agreement shall automatically terminate on the date that the Fund Services Agreement or Agency Services Agreement terminates.

10. MISCELLANEOUS

10.1	Notices.

Notices (other than Instructions) will be served by registered mail or hand delivery to the address of the respective parties as set out on the first page of this Agreement, unless notice of a new address is given to the other party in writing. Notice will not be deemed to be given unless it has been received.

10.2	Successors and Assigns.

This Agreement will be binding on each of the parties’ successors and assigns, but the parties agree that neither party can assign its rights and obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld.

10.3	Interpretation.

Headings are for convenience only and are not intended to affect interpretation. References to sections are to sections of this Agreement and references to sub-sections and paragraphs are to sub-sections of the sections and paragraphs of the sub-sections in which they appear.

10.4	Entire Agreement.

(a) The following Rider(s) are incorporated into this Agreement: Cash Trade Execution.

(b) This Agreement, including the Fee Schedule, and Exhibit 1, (and any separate agreement which Bank and Customer may enter into with respect to any Cash Account), sets out the entire Agreement between the parties in connection with the subject matter, and this Agreement supersedes any other agreement, statement, or representation relating to custody, whether oral or written. Amendments must be in writing and signed by both parties. Annexed hereto as an exhibit is the service level document for domestic custody service (the “Service Level Document”). While not legally binding, the Service Level Document sets forth the manner in which Bank and Customer anticipate services will be delivered and Bank will use reasonable diligence to adhere to the same, it being understood that adherence in every case is not possible. In the event of any conflict or inconsistency between the Service Level Document and the terms of this Agreement, this Agreement shall govern. The Service Level Document shall be subject to change from time to time by Bank to accommodate market conditions or other events and Bank shall promptly advise Customer of such changes.

10.5	Insurance.

Bank will not be required to maintain any insurance coverage for the benefit of Customer.

10.6	Governing Law and Jurisdiction.

This Agreement will be construed, regulated, and administered under the laws of the United States or State of New York, as applicable, without regard to New York’s principles regarding conflict of laws and to the extent applicable, the choice of law forum provisions contained in New York General Obligations Law Sections 5-1401 and 5-1402, respectively. The United States District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement. If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction. Either of these courts will have proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum. The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts. The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by Applicable Law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby.

10.7	Severability; Waiver; and Survival.

(a) If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(b) Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right hereunder operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless in writing and signed by the party against whom the waiver is to be enforced.

10.8	Counterparts.

This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

10.9	Confidentiality.

Bank will not disclose any confidential information concerning business and operation of Customer or the Financial Assets and/or cash held for Customer except as is reasonably necessary to provide services to Customer, as required by law or regulation or the organizational documents of the issuer of any Financial Asset, or with the written consent of Customer. Customer agrees to keep the terms and conditions of this Agreement confidential and, except where disclosure is required by law or regulation, will only disclose it (or any part of it) with the prior written consent of Bank.

10.10	Limited Restriction on Business.

During the period that the Service Agreements are in effect and for an additional six months after their termination, the Investor Services Division of JPMorgan and J.P. Morgan Investor Services Co. will not provide custody, transfer agent or fund accounting and administration services to investment companies which are structured as exchange traded funds with the investment objective or strategy to produce a return that is a multiple of (or an inverse multiple of) the return of the particular underlying index, and which are managed, advised or sponsored by, and is an Affiliate of (as defined below), Padco Advisors, Inc., Padco Advisors, Inc. II, or Rydex Distributors, Inc. (collectively “Padco/Rydex”) or a Padco/Rydex Affiliate. For purposes hereof “Affiliate” means an entity controlling, controlled by, or under common control with Padco/Rydex, and “control” and “controlling” means owning more than 50% of the controlled companies voting stock. (For purposes of clarity, the term “Affiliate” shall not mean an “Affiliated person” as such term is defined under section 2(a) of the Investment Company Act of 1940, as amended.) The term “Service Agreements” as used in this Section 10.10 means collectively the agreements between the Trust and Bank entitled: “Domestic Custody Agreement” and “Agency Services Agreement”; and the agreement between the Trust and J.P.

Morgan Investor Services Co. entitled “Fund Service Agreement” for fund administration, accounting, compliance and regulatory services.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PROSHARES TRUST	JPMORGAN CHASE BANK, N.A.

By:	By:

Title:	Title:

ACCEPTED AND AGREED TO WITH RESPECT TO SECTION 10.10 ONLY J.P. MORGAN INVESTOR SERVICES CO.

By:

Title:

Date:

EXHIBIT 1

PROSHARES TRUST PORTFOLIOS

THAT ARE

PARTIES TO THIS DOMESTIC CUSTODY AGREEMENT

SHORT500 PROSHARES

SHORT400 PROSHARES

SHORT30 PROSHARES

SHORT100 PROSHARES

ULTRASHORT500 PROSHARES

ULTRASHORT400 PROSHARES

ULTRASHORT30 PROSHARES

ULTRASHORT100 PROSHARES

ULTRA500 PROSHARES

ULTRA400 PROSHARES

ULTRA30 PROSHARES

ULTRA100 PROSHARES

SCHEDULE A

PROSHARES TRUST

FEE SCHEDULE

FOR

CUSTODY AND AGENCY SERVICES

from

JPMORGAN CHASE BANK, N.A.

A.	Domestic Custody Core Service Fees

Market Value Fees
All domestic assets	Annual Fee
First $2 billion	[	] bp
Over $2 billion	[	] bp
U.S. Market Transaction Charges	Per Transaction
DTC	[	]
Fed Book Entry	[	]
Physical Transactions	[	]
Futures/Options	[	]
Wire Transfers	[	]

B.	Out-of-Pocket Fees

The Trust shall reimburse JPMorgan for all reasonable out-of-pocket expenses incurred on its behalf.

FEE SCHEDULE (continued)

FOR

CUSTODY AND AGENCY SERVICES

C.	Agency Services

JPMorgan shall be entitled to a Quarterly Administration Fee determined as follows:

The Quarterly Administration Fee payable to JPMorgan shall be the greater of (i) the total Basket Fees (including additional transaction fees described below) for all Trust Portfolios (each a “Fund”) collected by JPMorgan during a given calendar quarter; and (ii) the Minimum Quarterly Administration Fee. “Basket Fees” means the fixed transaction fees set forth on the below sliding scale that are collected from Authorized Participants.

The Minimum Quarterly Administration Fee is based on an assumption of nine creation/redemption baskets per quarter (13 weeks) per Fund.

The Minimum Quarterly Administration Fee shall be equal to the aggregate of each Fund’s Basket Fee (see below) times nine (9).

Fund	Basket Fee*
Over 1000 lines	[ ]
750 to 999 lines	[ ]
500 to 749 lines	[ ]
250 to 499 lines	[ ]
Under 249 lines	[ ]

NOTE: For purposes of calculating the Quarterly Administration Fee, Fund(s) launched during the quarter will be prorated based on the number of days active during the quarter after the first creation basket is issued.

*	Additional Transaction Fees.

An additional charge of up to three (3) times the normal Basket Fee (for a total charge of up to four (4) times the normal Basket Fee) will be collected with respect to transactions effected by Authorized Participants outside the Clearing Process.

FORM OF CASH TRADE EXECUTION RIDER

RIDER TO DOMESTIC CUSTODY AGREEMENT

CASH TRADE EXECUTION PRODUCT

This Rider to Domestic Custody Agreement (this “Rider”) dated as of _______, 200__ supplements and forms a part of the Domestic Custody Agreement (the “Agreement”), dated as of the date hereof between ProShares Trust (“Customer”) and JPMorgan Chase Bank, N.A. (“Bank”). Capitalized terms in this Rider that are not defined herein have the meaning set forth in the Agreement

Subject to the terms and conditions of this Rider, Bank, as agent for Customer, shall place cash held in Customer’s Account(s) as of the applicable cut-off time listed on Schedule A to this Rider (“Schedule A”) which Customer has not notified Bank as being needed to settle pending trades or to effect Customer’s cash instructions into short-term investments (including undivided interests in such investments held in common with other customers of Bank) of the type and in the allocation percentages set forth on Schedule A, as the same may be amended from time to time by mutual agreement of the parties hereto (“Cash Instruments”). Customer shall remain fully responsible for overdrafts of the Account(s) resulting from the placement of cash in a Cash Instrument other than overdrafts resulting from the negligence, bad faith or willful misconduct of Bank or its affiliates.

The placement of cash into Cash Instruments shall be subject to the minimum balance requirements set forth in Schedule A. Bank is hereby authorized to enter into Cash Instrument transactions on Customer’s behalf with counterparties listed on Schedule B to this Rider (“Schedule B”), including executing any necessary documents associated therewith; provided, however, that Bank may only enter into Cash Instruments which are repurchase agreement obligations. Schedule A and Schedule B may be amended by the parties from time to time, provided that (i) Customer must consent to the addition of any type of instrument to those eligible as Cash Instruments and (ii) Customer and Bank must approve any changes to counterparties listed in Schedule B. Customer may instruct Bank to delete any of the counterparties listed in Schedule B at any time in its sole discretion.

Customer’s interest in any Cash Instrument shall be an asset of the Account(s) and shall be subject to the terms and conditions, if any, imposed by the applicable counterparty, local law, or local governmental authorities. Cash Instruments which are repurchase agreement obligations are not liabilities of or guaranteed by Bank. Bank shall not be responsible for any losses incurred by Customer in the event of the insolvency or failure of any counterparty with respect to a Cash Instrument, other than losses resulting from the negligence, bad faith or willful misconduct of Bank.

Bank shall be entitled to an administration fee for placing Customer’s cash in Cash Instruments, which shall be paid out of interest paid on Customer’s undivided interest in the various Cash Instruments. Any interest earnings on Cash Instruments reflected on statements or confirmations shall be net of Bank’s administrative fee. Upon request, Bank shall disclose the fees charged with respect to Cash Instruments without charge to Customer. The fees charged with respect to Cash Instruments are listed in Schedule C hereof.

This Rider may only be terminated by Bank or Customer upon termination of the Agreement. In the event of a conflict of the terms hereof and the terms of the Agreement, the terms hereof shall govern.

IN WITNESS WHEREOF, the parties have executed or caused their duly authorized representatives to execute this Rider as of the date of the Agreement.

JPMORGAN CHASE BANK, N.A.	PROSHARES TRUST

By:	By:
Title:	Title:

Schedule A (United States Contract) (1)

Currencies and Instruments Used for Cash Trade Execution

Currency	Minimum Balance	EST Cash Sweep Time (Subject to change on notice by the Bank or the Customer)
US Dollar	NONE	3:00 PM Same Day

Cash Instruments:

Cash Instrument	Maximum Maturity
Repurchase Agreements* (2)	60 days

*	Standing instructions shall be for use of overnight maturity. Longer maturities will be used only upon instructions from Customer.

Effective	Date:

Initials (Required only for revisions adding types of eligible Cash Instruments)

Customer (3):

The Bank:

(1)	Subject to change on notice by the Bank, except that the Customer must consent to the addition of any eligible Cash Instrument.

(2)	Repurchase agreements will be secured by collateral that is deemed acceptable to the Bank and Customer*. The value of the instruments collateralizing the repurchase agreement shall be at least equal to the resale price multiplied by at least 102%, measured at the time into which the repurchase agreement is entered. The Bank will provide the details of collateral information upon request by the Customer.

(3)	Customer’s initials required only for initial version of this Schedule A and additions of eligible Cash Instruments.

*	Bills, bonds or notes issued or guaranteed by the United States Treasury, or other securities guaranteed as to principal and interest by the Government of the United States, its agencies, or instrumentalities, with a period to maturity not greater than ten (10) years.

Schedule B (United States Contract) (4)

Counterparty List

Repurchase Agreement Counterparties (5)

ABN Amro Inc.

Banc of America Securities LLC

J. P. Morgan Securities Inc.

Societe Generale (NY Branch)

BNP Paribas Securities Corp

HSBC Securities (USA) Inc

FIMAT USA Inc

Barclays Capital Inc

Countrywide Securities Corp

ING Financial Markets LLC

TD Securities (USA) Inc

Pershing LLC

(4)	This Counterparty List may be changed only by the consent of ProShares Trust and JPMorgan Chase Bank, N.A.

(5)	Securities purchased under repurchase agreements may be held with other custodial banks under tri-party arrangements.

Schedule C

Fees charged with respect to Cash Instruments

Cash Balance Level	Fees
$0-500,000,000	[	]%
Over $500,000,000 to $1,000,000,000	[	]%
Over $1,000,000,000	[	]%